EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Mobile Presence Technologies, Inc.:

We hereby consent to the use in this Registration Statement on Form SB-2 (the “Registration Statement”) of our report dated November 20, 2007, relating to the balance sheet of Mobile Presence Technologies, Inc. (a development stage company) (the “Company”) as of September 30, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the period from February 13, 2007 (inception) through September 30, 2007, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement. We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
November 23, 2007